Exhibit 99.2

Lakeshore Acquisition II Corp. Announces Closing of $69 Million Initial Public Offering

New York – March 11, 2022 – Lakeshore Acquisition II Corp. (the “Company”), a newly organized blank check company incorporated as a Cayman Islands exempted company and led by Chairman and CEO Bill Chen, today announced the closing of its initial public offering of 6,900,000 units (which includes full exercise of the underwriters over-allotment option) at an offering price of $10.00 per unit, with each unit consisting of one ordinary share of the Company, one-half of one redeemable warrant and one right to receive 1/10 of one ordinary share. Each whole warrant will entitle the holder thereof to purchase one ordinary share at $11.50 per share. The units began trading on the Nasdaq Capital Market (“NASDAQ”) under the ticker symbol “LBBBU” on March 9, 2022. Once the securities comprising the units begin separate trading, the ordinary shares, the warrants and the rights are expected to be traded on the NASDAQ under the symbols “LBBB”, “LBBBW,” “LBBBR” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company intends to use the net proceeds from the offering, and the simultaneous private placements of units, to consummate the Company’s initial business combination.

Network 1 Financial Securities, Inc. acted as sole book-running manager for the offering. Maxim Group LLC acted as an underwriter and financial advisor in connection with the offering.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 8, 2022. The offering is being made only by means of a prospectus forming a part of the effective registration statement. When available, copies of the prospectus relating to this offering may be obtained by contacting Network 1 Financial Securities, Inc., 2 Bridge Avenue Suite241, Red Bank, NJ 07701, Attention Karen Mu, email kmu@netw1.com or by calling +1(800)886-7007.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lakeshore Acquisition II Corp.

Lakeshore Acquisition I Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”), the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Lakeshore Acquisition II Corp., including those set forth in the Risk Factors section of Lakeshore Acquisition II Corp.’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. Lakeshore Acquisition II Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Bill Chen

Chief Executive Officer

Lakeshore Acquisition II Corp.

+86 13816100700

bchen65@126.com